Exhibit d(2)

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT ("Agreement") is made this 1st day of December, 2005, by and between Institutional Portfolio, a Massachusetts trust (the “Trust”) and Citi Fund Management Inc., a Delaware corporation (the "Manager").

WHEREAS, the Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager is engaged primarily in rendering investment advisory, management and administrative services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust wishes to retain the Manager to provide investment advisory, management, and administrative services to the Trust with respect to the series of the Corporation designated in Schedule A annexed hereto (the “Portfolio”); and

WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.            The Trust hereby appoints the Manager to act as investment adviser and administrator of the Portfolio for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.            The Portfolio shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

3.           (a)          Subject to the supervision of the Trust's Board of Trustees (the “Board”), the Manager shall regularly provide the Portfolio with investment research, advice, management and supervision and shall furnish a continuous investment program for the Portfolio's portfolio of securities and other investments consistent with the Portfolio's investment objectives, policies and restrictions, as stated in the Portfolio’s current Prospectus and Statement of Additional Information. The Manager shall determine from time to time what securities and other investments will be purchased, retained, sold or exchanged by the Portfolio and what portion of the assets of the Portfolio’s portfolio will be held in the various securities and other investments in which the Portfolio invests, and shall implement those decisions, all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Portfolio referred to above, and any other specific policies adopted by the Board and disclosed to the Manager. The Manager is authorized as the agent of the Trust to give instructions to the custodian of the Portfolio as to deliveries of securities and other investments and payments of cash for the account of the Portfolio. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of a Portfolio in one or more investment companies. The Manager will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolios and/or the other accounts over which the Manager or its affiliates exercise investment discretion. The Manager is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Manager and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Manager’s authority regarding the execution of the Portfolio’s portfolio transactions provided herein. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Portfolio, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to a Portfolio's portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board.

(b)         Subject to the direction and control of the Board, the Manager shall perform such administrative and management services as may from time to time be reasonably requested by the Portfolio as necessary for the operation of the Portfolio, such as (i) supervising the overall administration of the Portfolio, including negotiation of contracts and fees with and the monitoring of performance and billings of the Portfolio's transfer agent, servicing agents, custodian and other independent contractors or agents, (ii) providing certain compliance, fund accounting, regulatory reporting, and tax reporting services, (iii) preparing or participating in the preparation of Board materials, registration statements, proxy statements and reports and other communications to holders of beneficial interests (“interestholders”), (iv) maintaining the Portfolio’s existence, and (v) during such times as beneficial interests are publicly offered, if applicable, maintaining the registration and qualification of the Portfolio’s beneficial interests under federal and state laws, if applicable. Notwithstanding the foregoing, the Manager shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the beneficial interests of any Portfolio, nor shall the Manager be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, interestholder servicing agent or other agent, in each case employed by the Portfolio to perform such functions.

(c)          The Portfolio hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Portfolio which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Portfolio hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Manager agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Portfolio, as principals or agents in making purchases or sales of securities or other property for the account of the Portfolio, nor will it purchase any securities from an underwriting or selling group in which the Manager or its affiliates is participating, or arrange for purchases and sales of securities between a Portfolio and another account advised by the Manager or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by a Portfolio from time to time, and will comply with all other provisions of the Governing Documents and the Portfolio’s then-current Prospectus and Statement of Additional Information relative to the Manager and its directors and officers.

4.            Subject to the Board's approval, the Manager or the Portfolio may enter into contracts with one or more investment subadvisers or subadministrators, including without limitation, affiliates of the Manager, in which the Manager delegates to such investment subadvisers or subadministrators any or all its duties specified hereunder, on such terms as the Manager will determine to be necessary, desirable or appropriate, provided that in each case the Manager shall supervise the activities of each such subadviser or subadministrator and further provided that such contracts impose on any investment subadviser or subadministrator bound thereby all the conditions to which the Manager is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5.     (a)         The Manager, at its expense, shall supply the Board and officers of the Trust with all information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Portfolio with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Portfolio. The Manager shall oversee the maintenance of all books and records with respect to the Portfolio's securities transactions and the keeping of the Portfolio's books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that any records that it maintains for the Portfolio are the property of the Portfolio, and further agrees to surrender promptly to the Portfolio any of such records upon the Portfolio's request. The Manager further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Portfolio, to serve in the capacities in which they are elected.

(b)         The Manager shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, the Manager shall not be responsible for the Portfolio's expenses, including, without limitation, advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Portfolio; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Portfolio’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to beneficial interest certificates; expenses relating to the issuing and withdrawal or repurchase of the Portfolio's beneficial interests and servicing interestholder accounts; to the extent applicable, expenses of registering and qualifying the Portfolio's beneficial interests for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Portfolio's interestholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of interestholders and other meetings of the Portfolio; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Portfolio, if any; and the Portfolio's pro rata portion of premiums on any fidelity bond and other insurance covering the Portfolio and its officers, Board members and employees; litigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Portfolio may have to indemnify the Portfolio’s Board members and officers with respect thereto.

6.            No member of the Board, officer or employee of the Trust or Portfolio shall receive from the Trust or Portfolio any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Manager or any affiliated company of the Manager, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Manager's or any affiliated company's staff.

7.            As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants retained by the Manager, the Portfolio shall pay the Manager, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Portfolio’s name on Schedule A annexed hereto, provided however, that if the Portfolio invests all or substantially all of its assets in another registered investment company for which the Manager or an affiliate of the Manager serves as investment adviser or investment manager, the annual fee computed as set forth on such Schedule A shall be reduced by the aggregate management fees allocated to that Portfolio for the Portfolio's then-current fiscal year from such other registered investment company. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Manager for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Portfolio in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Portfolio shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board.

8.            The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for a Portfolio, provided that nothing in this Agreement shall protect the Manager against any liability to the Portfolio to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 8, the term “Manager” shall include any affiliates of the Manager performing services for the Trust or the Portfolio contemplated hereby and the partners, interestholders, directors, officers and employees of the Manager and such affiliates.

9.            Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a Board member, officer, or employee of the Trust or the Portfolio, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities consistent with the investment policies of a Portfolio or one or more other accounts of the Manager is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Manager. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Manager’s policies and procedures as presented to the Board from time to time.

10.          For the purposes of this Agreement, the Portfolio's "net assets" shall be determined as provided in the Portfolio’s then-current Prospectus and Statement of Additional Information and the terms “assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

11.          This Agreement will become effective with respect to the Portfolio on the date set forth opposite the Portfolio’s name on Schedule A annexed hereto, provided that it shall have been approved by the Trust's Board and by the interestholders of the Portfolio in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Portfolio, so long as such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Portfolio, provided that in either event the continuance is also approved by a majority of the Board members who are not interested persons of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

12.          This Agreement is terminable with respect to the Portfolio without penalty by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, in each case on not more than 60 days' nor less than 30 days' written notice to the Manager, or by the Manager upon not less than 90 days' written notice to the Portfolio, and will be terminated upon the mutual written consent of the Manager and the Trust. This Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Trust without the consent of the Manager.

13.          The Manager agrees that for services rendered to the Portfolio, or for any claim by it in connection with services rendered to the Portfolio, it shall look only to assets of the Portfolio for satisfaction and that it shall have no claim against the assets of any other portfolios of the Trust. The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Trust’s Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually.

14.          No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved, if so required by the 1940 Act, by vote of the holders of a majority of the Portfolio's outstanding voting securities.

15.          This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

16.          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

INSTITUTIONAL PORTFOLIO

By:_______________________________
Name:	R. Jay Gerken
Title:	Chairman

CITI FUND MANAGEMENT INC.

By:_______________________________
Name:	Robert Shepler
Title:	Director

Schedule A

Prime Cash Reserves Portfolio

Fee:

The following percentage of the Portfolio’s average daily net assets:

0.10